                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3 )*




                                   Intuit Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   461202-10-3
                 ----------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]  Rule 13d-1(b)

              [ ]  Rule 13d-1(c)

              [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Scott D. Cook
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION      USA

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER          6,589,769
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER     6,589,769

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,589,769

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    10.8%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    IN

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Helen Signe Ostby

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION      USA

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER          6,589,769
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER     6,589,769

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,589,769

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    10.8%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    IN

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA DTD 2/26/93 Scott D. Cook and Helen Signe Ostby, co-trustees

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION     California

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER        338,754 (voting power
  OWNED BY                                                shared by co-trustees)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER   338,754 (dispositive
                                                   power shared by co-trustees)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          338,754

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    0.5%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    OO (Trust)

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93 Scott D. Cook and Helen Signe Ostby, co-trustees

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION     California

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER      5,715,047 (voting power
  OWNED BY                                               shared by co-trustees)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER  5,715,047 (dispositive
                                                   power shared by co-trustees)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,715,047

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    9.4%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    OO (Trust)

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 Scott D. Cook and Helen Signe Ostby, co-trustees

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION     California

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER       206,129 (voting power
  OWNED BY                                               shared by co-trustees)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER    206,129 (dispositive
                                                   power shared by co-trustees)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          206,129

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    0.3%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    OO (Trust)

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
-------------------------------------------------------------------------------

   1.     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Scott D. Cook & Helen Signe Ostby 1995 Charitable Trust UTA DTD 12/27/95 Scott D. Cook and Helen Signe Ostby, Co-trustees

          ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)

          (A)
          (B)

          ---------------------------------------------------------------------

   3.     SEC USE ONLY

          ---------------------------------------------------------------------

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION     CALIFORNIA

          ---------------------------------------------------------------------

                        5.     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER        70,999 (VOTING POWER
  OWNED BY                                               SHARED BY CO-TRUSTEES)
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER   70,999 (DISPOSITIVE
                               POWER SHARED BY CO-TRUSTEES)
                       --------------------------------------------------------

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          70,999

          ---------------------------------------------------------------------

  10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    0.1%

          ---------------------------------------------------------------------

  12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    OO (TRUST)

          ---------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 461202-10-3
         ---------------------


  (1)     NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          The Scott D. Cook & Helen Signe Ostby 1996 Charitable Trust UTA DTD 12/24/96 Scott D. Cook and Helen Signe Ostby, co-trustees

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION     California

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER        159,882 (voting power
  OWNED BY                                               shared by co-trustees)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER   159,882 (dispositive
                                                   power shared by co-trustees)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          159,882

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    0.2%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    OO (Trust)

          ---------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 461202-10-3
         ---------------------


ITEM 1.

        (a)     Name of Issuer:

                Intuit Inc.

        (b)     Address of Issuer's Principal Executive Offices:

                2535 Garcia Avenue
                Mountain View, CA 94043

ITEM 2.

        (a)     Name of Person(s) Filing:

        -       Scott D. Cook
        -       Helen Signe Ostby
        - The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA DTD 2/26/93 (the "1993 GRAT")
        - The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93 (the "Family Trust")
        - The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 (the "1994 Charitable Trust")
        - The Scott D. Cook & Helen Signe Ostby 1995 Charitable Trust UTA DTD 12/27/95 (the "1995 Charitable Trust")
        - The Scott D. Cook & Helen Signe Ostby 1996 Charitable Trust UTA DTD 12/24/96 (the "1996 Charitable Trust")

        (b)     Address of Principal Business Office or, if None, Residence:

                For all filing persons: 386 Mountain Home Road, Woodside, California 94062

        (c)     Citizenship:

                Scott D. Cook and Helen Signe Ostby are U.S. citizens. Each of the trusts identified in Item 2(a) is organized under the laws of the State of California.

        (d)     Title of Class of Securities:

                Intuit Inc. Common Stock, $0.01 par value per share

        (e)     CUSIP No.:

                461202-10-3

ITEM 3.         Not applicable

                                  SCHEDULE 13G

CUSIP NO. 461202-10-3
         ---------------------



ITEM 4. OWNERSHIP

        (a)     Amount Beneficially Owned:

                As of December 31, 1998, the 1993 GRAT held 338,754 shares of Common Stock; the Family Trust held 5,715,047 shares of Common Stock; the 1994 Charitable Trust held 206,129 shares of Common Stock; the 1995 Charitable Trust held 70,999 shares of Common Stock; and the 1996 Charitable Trust held 159,882 shares of Common Stock. All shares of Common Stock held by the trusts (an aggregate of 6,490,811 shares) may be deemed to be beneficially owned by Scott D. Cook and Helen Signe Ostby as co-trustees of each trust. The additional 98,958 shares reported by Scott D. Cook and Helen Signe Ostby represent shares issuable upon exercise of options held by Scott D. Cook that are exercisable within 60 days of December 31, 1998.

        (b)     Percent of Class:

                Scott D. Cook                          10.8%
                Helen Signe Ostby                      10.8%
                1993 GRAT                               0.5%
                Family Trust:                           9.4%
                1994 Charitable Trust                   0.3%
                1995 Charitable Trust                   0.1%
                1996 Charitable Trust                   0.2%


        (c)     Number of shares as to which the person has:


                (i)     Sole power to vote or to direct the vote
                                                                --------------------------------------
                (ii)    Shared power to vote or to direct the vote *See explanation below
                                                                   -----------------------------------
                (iii)   Sole power to dispose or to direct the disposition of
                                                                             -------------------------
                (iv)    Shared power to dispose or to direct the disposition of *See explanation below
                                                                                ----------------------

                *As co-trustees of the GRAT, the 1994 Charitable Trust, the 1995 Charitable Trust and the 1996 Charitable Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 775,764 shares of Common Stock held by such trusts. Mr. Cook and Ms. Ostby must act jointly to vote or dispose of these shares of Common Stock.

                *As co-trustees of the Family Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 5,715,047 shares of Common Stock held by such trust. Either Mr. Cook or Ms. Ostby, acting alone, may vote or dispose of these shares of Common Stock.

                *Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 98,958 shares of Common Stock issuable upon exercise of options held by Scott D. Cook that are exercisable within 60 days of December 31, 1998. Either Mr. Cook or Ms. Ostby, acting alone, may vote or dispose of these shares of Common Stock.

                                  SCHEDULE 13G

CUSIP NO. 461202-10-3
         ---------------------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable. However, the filing persons are making a joint filing pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. The filing parties have executed an Agreement With Respect to Joint Filing of Schedule 13G, which was filed as Exhibit 1 to the parties' Amendment No. 1 to Schedule 13G filed on May 9, 1997.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable; Statement not filed pursuant to Section 240.13d-1(b).

                                  SCHEDULE 13G

CUSIP NO. 461202-10-3
         ---------------------



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 12, 1999
                                           ------------------------------------
                                                           Date
                                                /s/ Scott D. Cook
                                           ------------------------------------
                                                           Signature

                                                Scott D. Cook
                                           ------------------------------------
                                                           Name/Title



On behalf of the following filing persons:


Scott D. Cook
Helen Signe Ostby
The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA DTD 2/26/93
The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93
The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 The Scott D. Cook & Helen Signe Ostby 1995 Charitable Trust UTA DTD 12/27/95 The Scott D. Cook & Helen Signe Ostby 1996 Charitable Trust UTA DTD 12/24/96